EXECUTION VERSION

FIRST AMENDMENT TO AGREEMENT AND PLAN OF AMALGAMATION

This First Amendment to the Agreement and Plan of Amalgamation, is made and entered into as of February 17, 2015 (this “Amendment”), by and between Axis Capital Holdings Limited, a Bermuda exempted company (“Axis”) and PartnerRe Ltd., a Bermuda exempted company (“PRE” and, together with Axis, the “parties”).

W I T N E S S E T H:

WHEREAS, the parties to this Amendment are parties to that certain Agreement and Plan of Amalgamation, dated as of January 25, 2015 (the “Amalgamation Agreement”);

WHEREAS, the parties to this Amendment may amend the Amalgamation Agreement in accordance with Section 7.3 of the Amalgamation Agreement;

WHEREAS, the parties to the Amalgamation Agreement desire to amend certain provisions of the Amalgamation Agreement; and

WHEREAS, the board of directors of each of Axis and PRE has approved and authorized the execution of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained taken as a whole, the parties hereto agree as follows:

Section 1.  Defined Terms.  Capitalized terms used, but not defined, herein shall have the meanings specified in the Amalgamation Agreement.

Section 2.  Amendments to the Amalgamation Agreement.

(a)             Section 5.1(h)(v) of the Amalgamation Agreement is hereby amended by being replaced in its entirety by the following:

“(v) enter into, modify or amend any Contract involving the assumption or insurance by it or any of its Subsidiaries of liabilities other than in material compliance with their existing risk management and underwriting policies, practices and guidelines”.

(b)             Section 8.2 of the Amalgamation Agreement is hereby amended by being replaced in its entirety by the following:

“8.2             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing (including electronic mail transmission, so long as a receipt of such email is requested and received) and shall be given and shall be deemed given upon receipt if delivered personally, telecopied (delivery of which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties (delivery of which is confirmed) or  by registered or certified mail (postage paid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i)	if to Axis:

Axis Capital Holdings Limited
92 Pitts Bay Road
Pembroke, HM 08
Bermuda
Attention:	Richard T. Gieryn, Jr.
General Counsel
Facsimile:	(441) 496-2600
Email:	richard.gieryn@axiscapital.com

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY  10017
Attention:	Gary I. Horowitz
Patrick J. Naughton
Facsimile:	(212) 455-2502
Email:	ghorowitz@stblaw.com
pnaughton@stblaw.com

(ii)	if to PRE:

PartnerRe Ltd.
Wellesley House South, 90 Pitts Bay Road
Pembroke HM 08, Bermuda
Attention:	Marc Wetherhill / Chief Legal Counsel
Facsimile:	+1 441 292 3060
Email:	marc.wetherhill@partnerre.com

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention:	Phillip R. Mills
Facsimile:	(212) 701-5800
Email:	phillip.mills@davispolk.com”

(c)             The first sentence of Section 7.2(j) of the Amalgamation Agreement is hereby amended by being replaced in its entirety by the following:

“Upon any termination of this Agreement in circumstances where the Termination Fee or the No Approval Fee is payable, the party liable to pay the Termination Fee or the No

Approval Fee (as applicable) shall, in addition to payment of the Termination Fee or the No Approval Fee (as applicable), reimburse the other party and its Affiliates (by wire transfer  of immediately available funds), no later than three Business Days after such termination, for 100% of their out-of-pocket fees, costs, obligations owed to third parties and expenses (including reasonable fees and expenses of their counsel) actually incurred by any of them in contemplation of, in connection with or in any way relating to the consideration, negotiation or implementation of this Agreement or the Transactions and other actions contemplated hereby in an amount not to exceed $35,000,000.”

(d)             The definitions of the terms “Defaulting Party” and “PRE SAR” in Section 8.13 of the Amalgamation Agreement shall hereby be amended and replaced in their entirety by the definitions of such terms given below:

“Defaulting Party” shall have the meaning set forth in Section 7.2(j).

“PRE SAR” shall have the meaning set forth in Section 2.3(b).

(e)             The reference to “Section 2.1(c)” in the proviso at the end of Section 2.1(d) of the Agreement is hereby amended and replaced with a reference to “Section 2.1(d)”.

Section 3.  General Provisions.

(a)             Effectiveness.  The amendments set forth in this Amendment shall be effective as of the date set forth in the preamble to this Amendment.

(b)             Counterparts.  This Amendment may be executed in one or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or electronic-mail shall be as effective as delivery of a manually executed counterpart of any such Agreement.

(c)             Governing Law; Disputes.  Sections 8.8 and 8.9 of the Amalgamation Agreement shall apply to this Amendment mutatis mutandis.

(d)             Except as specifically amended by this Amendment, all provisions of the Amalgamation Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed on the date first written above.

AXIS CAPITAL HOLDINGS LIMITED

By:	/s/ Albert A. Benchimol
Name:	Albert A. Benchimol
Title:	Chief Executive Officer and President

PARTNERRE LTD.

By:	/s/ David Zwiener
Name:	David Zwiener
Title:	President and Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Amalgamation]